UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

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READING INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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READING INTERNATIONAL, INC.
500 Citadel Drive, Suite 300
Commerce, California 90040

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 14, 2009

TO THE STOCKHOLDERS:

The 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Reading International, Inc., a Nevada corporation, will be held at the Hotel Bel-Air at 701 Stone Canyon Road, Los Angeles, California, on Thursday, May 14, 2009, at 11:00 a.m., local time for the following purposes:

•	To elect eight directors to the Board of Directors to serve until the 2010 Annual Meeting of Stockholders; and

•	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 is enclosed.  Only holders of our class B voting common stock at the close of business on March 30, 2009 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

If you hold shares of our class B voting common stock, you will have received a proxy card enclosed with this notice. Whether or not you expect to attend the Annual Meeting in person, please fill in, sign, date and complete the enclosed proxy card and return it promptly in the accompanying postage prepaid, pre-addressed envelope, to ensure that your shares will be represented at the Annual Meeting.

By Order of the Board of Directors
James J. Cotter
Chairman

April 30, 2009

PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE TO ENSURE THAT YOUR VOTES ARE COUNTED.

READING INTERNATIONAL, INC.
500 Citadel Drive, Suite 300
Commerce, California 90040

PROXY STATEMENT

Annual Meeting of Stockholders
Thursday, May 14, 2009

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Reading International, Inc. (collectively with its consolidated subsidiaries and corporate predecessors,  the “company,” “Reading,” “we,” “us,” or “our”) of proxies for use at our upcoming Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 14, 2009, at 11:00 a.m., local time, at the Hotel Bel-Air at 701 Stone Canyon Road, Los Angeles, California, and at any adjournment or postponement thereof.  This proxy statement and form of proxy are first being sent or given to stockholders on or about April 30, 2009.  Please sign, date and return the enclosed proxy card in order to ensure that your shares are represented at our meeting.

At our Annual Meeting, you will be asked to elect eight directors to the Board of Directors to serve until the 2010 Annual Meeting of Stockholders.

As of March 30, 2009 (the “Record Date”), James J. Cotter, our Chairman and Chief Executive Officer, owned directly or indirectly, 1,023,888 shares of our class B voting common stock (“Class B Stock”), which represent a majority of the outstanding voting rights of the Company.  Accordingly, Mr. Cotter has the power, acting alone and without the support or approval of any of our other stockholders, to determine the outcome of the election of directors at the Annual Meeting.  Mr. Cotter has advised us that he intends to vote in favor of each of the director nominees named herein.

VOTING AND PROXIES

Am I eligible to vote?

If you owned shares of Class B Stock on March 30, 2009, you are eligible to vote, and you should have received a proxy card enclosed with this notice.  If you did not receive a proxy card, please contact our Corporate Secretary, Kathryn Smith, at (213) 235-2236.

What if I have only the Class A Stock?

Holders of our class A nonvoting common stock (“Class A Stock”) on the Record Date do not have voting rights with respect to the matters to be brought before the stockholders at this meeting.

How many votes do I have?

With respect to each matter to be considered at the Annual Meeting, you will have one vote for each share of Class B Stock that you owned on March 30, 2009.  On that date, there were a total of 1,495,490 shares of Class B Stock outstanding.

How do I vote in person?

You may vote in person by attending the 2009 Annual Meeting.  If you are not the record holder of your shares, please refer to the discussion following the questions “What if I am not the record holder of my shares?”

How do I vote by proxy?

To vote by proxy, you should complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope.

To be able to vote in accordance with your instructions at the Annual Meeting, we must receive your proxy as soon as possible, and before the Annual Meeting.  We will vote at the Annual Meeting in accordance with the instructions given to us in properly executed proxies.  If you execute and return the enclosed proxy card without marking instructions, we will vote “FOR” each of the nominees for director.  Although we do not know of any other matter to be acted upon at the Annual Meeting, the individuals indicated on your proxy card may vote in accordance with their judgment with respect to any other matters that may properly come before the Annual Meeting.

If I plan to attend the Annual Meeting, should I still submit a proxy?

Whether or not you plan to attend the Annual Meeting, we urge you to submit a proxy.  Execution of a proxy will not in any way affect your right to attend the Annual Meeting and vote in person.

What if I want to revoke my proxy?

You have the right to revoke your proxy at any time before it is voted on your behalf by:

•
filing with our Corporate Secretary at our address at 500 Citadel Drive, Suite 300, Commerce, California 90040, prior to the commencement of the Annual Meeting, a duly executed instrument dated subsequent to such proxy revoking the same;

•	submitting a duly executed proxy bearing a later date; or

•	attending the Annual Meeting and voting in person.

What if I am not the record holder of my shares?

If your shares are held in the name of a brokerage firm, bank nominee, or other institution, only it can give a proxy with respect to your shares.  You should receive a proxy card from your bank or broker, which you must return in the envelope provided in order to have your shares voted.

If you do not have record ownership of your shares and want to vote in person at the Annual Meeting, you may obtain a document called a “legal proxy” from the record holder of your shares and bring it to the Annual Meeting in order to vote in person.

Proxy Solicitation and Expenses

In addition to the solicitation by mail, our employees may solicit proxies in person or by telephone, but no additional compensation will be paid to them for such services.  We will bear all costs of soliciting proxies on behalf of our Board of Directors and will reimburse persons holding shares in their own names or in the names of their nominees, but not owning such shares beneficially, for the expenses of forwarding solicitation materials to the beneficial owners.  We estimate that the costs of soliciting proxies will total approximately $30,000.

The presence in person or by proxy of the holders of a majority of our outstanding shares of Class B Stock will constitute a quorum.  Abstentions will be counted for purposes of determining the presence of a quorum, as will broker non-votes, provided authority is given to attend the meeting or to vote on any matter to come before the meeting.  Directors are elected by a plurality vote, so abstentions and broker non-votes will not affect the outcome of the election of directors.

ELECTION OF DIRECTORS

Beneficial Ownership of Securities

The following table sets forth the shares of Class A Stock and Class B Stock beneficially owned as of April 16, 2009 by:

•	each of our incumbent directors and each director nominee;

•	each of our named executive officers set forth in the Summary Compensation Table of this Proxy Statement;

•	each person known to us to be the beneficial owner of more than 5% of our Class B Stock; and

•	all of our directors and executive officers as a group.

Except as noted, we believe that the indicated beneficial owner of the shares has sole voting power and sole investment power.

	Amount and Nature of Beneficial Ownership (1)
	Class A Stock			Class B Stock
Name and Address of	Number of		Percentage	Number of	Percentage
Beneficial Owner	Shares		of Stock	Shares	of Stock

James J. Cotter (2)	3,171,503		15.0%	1,123,888	70.4%
Eric Barr	30,000	(3)	*	--	--
James J. Cotter, Jr.	554,569	(3)	2.6%	--	--
Margaret Cotter	559,207	(3)	2.6%	--	--
William D. Gould	67,340	(3)	*	--	--
Edward L. Kane	37,500	(3)	*	100	*
Gerard P. Laheney	30,000	(3)	*	--	--
Alfred Villaseñor	30,000	(3)	*	--	--

Ellen Cotter(4)	601,909		2.8%	50,000	3.2%
John Hunter	30,362		*	--	--
Andrzej Matyczynski	114,561	(5)	*	--	--
Robert F. Smerling	43,750	(6)	*	--	--

Pacific Assets Management, LLC (7) 11601 Wilshire Boulevard, Suite 2180 Los Angeles, California 90025	N/A		N/A	133,043	8.9%
PICO Holdings, Inc. and PICO Deferred Holdings, LLC (8) 875 Prospect St., Suite 301 La Jolla, California 92037	N/A		N/A	117,500	7.9%
Dimensional Fund Advisors LP (9) Palisades West Building One 6300 Bee Cave Road Austin, Texas 78746	N/A		N/A	88,164	5.9%
All Directors and Executive Officers as a Group (15 persons)(10)	5,296,839		24.5%	1,173,988	71.3%

* Less than 1%.

(1)
Beneficial ownership is determined in accordance with Securities and Exchange Commission rules.  Shares subject to options that are presently exercisable, or exercisable within 60 days of April 16, 2009, which are indicated by footnote, are deemed outstanding in computing the percentage ownership of the person holding the warrants or options, but not in computing the percentage ownership of any other person.  An asterisk (*) denotes beneficial ownership of less than 1%.

(2)
Mr. Cotter’s address is c/o the Company, 500 Citadel Drive, Suite 300, Commerce, California 90040.  The Class B Stock shown includes 100,000 shares subject to stock options and 696,080 shares owned by the James J. Cotter Living Trust.  The Class A Stock shown includes 768,076 shares of Class A Stock owned by Hecco Ventures, a general partnership (“HV”).  Mr. Cotter is the general partner of James J. Cotter Ltd., a 20% general partner of HV.  The Class A Stock shown also includes 2,216,299 shares owned by the James J. Cotter Living Trust, 29,730 shares held in Mr. Cotter’s profit sharing plan, and 10,000 shares held by Cotter Enterprises, LLC.

(3)	Includes 30,000 shares subject to stock options.

(4)	Class A Stock includes 75,000 shares subject to stock options and Class B Stock includes 50,000 shares subject to stock options.

(5)	Includes 100,100 shares subject to stock options.

(6)	Consists of shares subject to stock options.

(7)	Based on Schedule 13F filed on February 17, 2009.

(8)	Based on Schedule 13-G/A filed on January 14, 2009.

(9)	Based on Schedule 13-G/A filed on February 9, 2009.

(10)	Class A Stock includes 444,350 shares subject to stock options and Class B Stock includes 150,000 shares subject to stock options.

Nominees for Election

Eight directors are to be elected at our Annual Meeting to serve until the next annual meeting of stockholders to be held in 2010 or until their successors are elected and qualified.  Unless otherwise instructed, the proxy holders will vote the proxies received by us for the election of the nominees below, all of whom are currently our directors.  The eight nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of directors by the shares present and entitled to vote will be elected directors.  If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors.  We have no reason to believe the nominees named will be unable to serve if elected.

The names of the nominees for director, together with certain information regarding them, are as follows:

Name	Age	Position
James J. Cotter	71	Chairman of the Board and Chief Executive Officer (1)
James J. Cotter, Jr.	39	Vice Chairman of the Board
Eric Barr	62	Director (2)
Margaret Cotter	41	Director
William D. Gould	70	Director (3)
Edward L. Kane	71	Director (2)
Gerard P. Laheney	71	Director (1)(2)(3)
Alfred Villaseñor	79	Director (1)(3)

(1)           Member of the Executive Committee.

(2)           Member of the Audit and Conflicts Committee.

(3)           Member of the Compensation and Stock Option Committee.

James J. Cotter has been a director of the Company since 1991, the Chairman of our Board since 1992, and our Chief Executive Officer since December 27, 2000.  Mr. Cotter also served as our Chief Executive Officer from August 1, 1999 to October 16, 2000, and as a director of our company from 1986 to 1988.  Mr. Cotter is the general partner of James J. Cotter, Ltd., the general partner of Hecco Ventures, a private investment partnership and a major stockholder in our company.  He is a 50% owner of Sutton Hill Associates, a general partnership engaged in cinema-related activities, primarily with our company, and the sole voting stockholder of Cotter Enterprises LLC.  Mr. Cotter is the father of Ellen Cotter, James J. Cotter, Jr., and Margaret Cotter.

Eric Barr has been a director of the Company since March 21, 2002.  Mr. Barr is a resident of Brighton, Victoria, Australia, with extensive knowledge of the Australian business community.  In June 2001, Mr. Barr retired from his position as audit partner with PricewaterhouseCoopers LLC in Australia, after having been with that firm for 36 years.  He serves as the Chairman of our Audit and Conflicts Committee.

James J. Cotter, Jr. has been a director of the Company since March 21, 2002, and was appointed Vice Chairman of the Board in 2007.  He has been Chief Executive Officer of Cecelia Packing Corporation (a Cotter family-owned citrus grower, packer, and marketer) since July 2004.  Mr. Cotter, Jr. served as a director to Cecelia Packing Corporation from February 1996 to September 1997 and as a director of Gish Biomedical from September 1999 to March 2002.  He was an attorney in the law firm of Winston & Strawn, specializing in corporate law, from September 1997 to May 2004.  Mr. Cotter, Jr. is the son of James J. Cotter and the brother of Margaret Cotter and Ellen Cotter.

Margaret Cotter has been a director of the Company since September 27, 2002.  Ms. Cotter is the owner and President of Off Broadway Investments, LLC, a company that provides live theatre management services to our live theaters.  Pursuant to that management arrangement, Ms. Cotter also serves as the President of Liberty Theaters, the subsidiary through which we own our live theaters.  Ms. Cotter is also a theatrical producer who has produced shows in Chicago and New York.  Ms. Cotter is a board member of the League of Off-Broadway Theaters and Producers and is a member of the New York State Bar.  From February 1994 until October 1997, Ms. Cotter was an Assistant District Attorney for King’s County in Brooklyn, New York.  Ms. Cotter graduated from Georgetown University Law Center in 1993.  She is the daughter of Mr. James J. Cotter and the sister of Mr. James J. Cotter, Jr. and Ms. Ellen Cotter.

William D. Gould has been a director of the Company since October 15, 2004 and has been a member of the law firm of TroyGould PC since 1986.  Previously, he was a partner of the law firm of O’Melveny & Myers.  We have from time to time retained TroyGould PC for legal advice.

Edward L. Kane has been a director of the Company since October 15, 2004.  Mr. Kane was also a director of the Company from 1985 to 1991, and served as President from 1987 to 1988.  Mr. Kane currently serves as the Chairman of our Tax Oversight Committee.  Mr. Kane has been President of High Avenue Consulting, a healthcare consulting firm, since May 2000.  Mr. Kane is also an Adjunct Professor at Thomas Jefferson School of Law.

Gerard P. Laheney has been a director of the Company since September 27, 2002.  Mr. Laheney has been President of Aegis Investment Management Company, an investment advisory firm specializing in global investment portfolio management, since August 1993.  Mr. Laheney was a Vice President of Dean Witter Reynolds from April 1990 to December 1993.

Alfred Villaseñor has been a director of the Company since 1987.  Mr. Villaseñor serves as the Chairman of our Compensation and Stock Option Committee.  He also served from 1987 to 1994 as a director for Fidelity Federal Bank.  Mr. Villaseñor is the President and owner of Unisure Insurance Services, Incorporated, an insurance agency that has specialized in life, business and group health insurance for over 40 years.  Mr. Villaseñor was a director of the John Gogian Family Foundation and currently serves as a member of their scholarship committee.  Mr. Villaseñor is a past president and is currently a director of Richstone Family Centers, a non-profit organization helping abused children.

Attendance at Board and Committee Meetings

During the year ended December 31, 2008, the Board of Directors met six times.  Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and of all committees on which he or she served, during the period such individual served.  The Audit and Conflicts Committee held four meetings in 2008.  The Stock Options and Compensation Committee held three meetings during 2008.  We do not have a standing nominating committee.  Our Board committees are discussed in greater detail under the caption “Board Committees and Corporate Governance,” below.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of either class of our common stock to file reports of ownership and changes in ownership with the SEC.  The SEC rules also require such reporting persons to furnish us with a copy of all Section 16(a) forms they file.

Based solely on a review of the copies of the forms which we have received and written representations from certain reporting persons, during 2008, the following Section 16(a) filings were filed late:

Filer	Form	Date of Earliest Transaction	Date Filed
James J. Cotter	4	4/21/2008	12/22/2008
John Hunter	4	4/29/2008	2/17/2009 (on Form 5)
Andrzej Matyczynski	4	4/29/2008	2/17/2009 (on Form 5)
James J. Cotter	4	6/24/2008	2/17/2009 (on Form 5)

Code of Ethics

We have adopted a Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller and company employees (a copy of which is available on our website at www.readingrdi.com).  We will furnish, without charge, a copy of our Code of Ethics upon request.  Such requests should be directed to us at 500 Citadel Drive, Suite 300, Commerce, California 90040, Attention: Corporate Secretary, or by telephone at 213-235-2240.

Indemnity Agreements

In 1990, our Board authorized us to enter into indemnity agreements with our then current directors and officers.  Since that time, we have typically entered into indemnity agreements with our directors and senior officers.  In 2001, our stockholders approved a new form of indemnity agreement, which has been used since that date to memorialize our indemnity obligations.  Under these agreements, we, generally speaking, have agreed to indemnify our directors and various of our senior officers against all expenses, liabilities and losses incurred in connection with any threatened, pending or contemplated action, suit or proceeding, whether civil or criminal, administrative or investigative, to which any such director or officer is a party or is threatened to be made a party, in any manner, based upon, arising from, relating to or by reason of the fact that such individual is, was, shall be or has been a director, officer employee, agent or fiduciary of our company.  Each of our current directors and senior officers, as well as certain of the directors and senior officers of our subsidiaries, currently has the benefit of such indemnity agreements.

Compensation of Directors

The following table summarizes the director compensation for the year ending December 31, 2008:

DIRECTOR COMPENSATION FOR FISCAL YEAR ENDING 2008
Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
James J. Cotter (1)	$--	$--	$--
Eric Barr	$37,000	$--	$37,000
James J. Cotter, Jr.	$135,000	$--	$135,000
Margaret Cotter	$35,000	$--	$35,000
William D. Gould	$35,000	$--	$35,000
Edward L. Kane	$75,000	$--	$75,000
Gerard P. Laheney	$35,000	$--	$35,000
Alfred Villaseñor	$35,000	$--	$35,000

(1)	Mr. Cotter receives compensation only as an executive officer of the Company and not in his capacity as a director.

During 2008, our non-employee directors received an annual fee of $35,000 for their services, including attendance at meetings and service on Board committees.  Mr. James J. Cotter, Jr. receives $100,000 in addition to his $35,000 director’s fee to serve as the Vice Chairman of the Board.  The Chairman of our Audit and Conflicts Committee receives an additional $2,000 of compensation for his services.  The Chairman of our Tax Oversight Committee received an additional $40,000 in 2008.  In addition, upon joining the Board, non-employee directors receive 20,000 immediately vested options to purchase shares of our Class A Stock at an exercise price equal to the market price of the stock at the date of grant.  In 2007, the Board of Directors also granted to each of the seven members of the Board, except the Chairman, an option to purchase an additional 10,000 shares of Reading Class A Stock.

Board Committees and Corporate Governance

Our Board of Directors has standing Executive, Audit and Conflicts, and Compensation and Stock Options Committees.  These committees are discussed in greater detail below.  Our Board of Directors does not have a nominating committee.  Typically, nominations are suggested to our Board of Directors by our Chairman and Chief Executive Officer and controlling stockholder, Mr. Cotter.

Because Mr. Cotter owns a majority of our Class B Stock, our Board of Directors has determined that our company satisfies the criteria for a “Controlled Company” under Section 801 of Part 8 of the NYSE Amex Company Guide.  After reviewing the benefits and detriments of taking advantage of the exceptions to the Corporate Governance Rules set forth in Part 8, the Board of Directors in 2004 unanimously determined to take advantage of all of the exceptions from Part 8 afforded to us as a Controlled Company under Section 801.

Among the exceptions afforded to Controlled Companies is an exception from the requirement that we have an independent nominating committee or independent nominating process.  It was noted by our directors that the use of an independent nominating committee or independent nominating process would be of limited utility, in light of the fact that any nominee would need to be acceptable to Mr. Cotter as our controlling stockholder and in light of the fact that under our governing documents and applicable Nevada law, Mr. Cotter, acting in his capacity as a stockholder, can unilaterally elect candidates to our Board of Directors at our annual meeting or any other meeting where our directors are to be elected.  Mr. Cotter has advised our directors that he prefers to be actively involved in the identification and selection of Board nominees, and that he believes that it is in the best interests of our company and stockholders if we continued to treat the nomination process in the same way as in prior periods.

Our Board of Directors does not have a formal written policy with respect to the consideration of director candidates recommended by our stockholders since, in the view of our Board, there has been no compelling reason to put any formal policy in place.  No stockholder has, in more than the past ten years, made any proposal or recommendation to the Board as to potential nominees, nor has Mr. Cotter ever proposed, in the time he has been our principal or controlling stockholder, any nominee that our remaining directors have found to be unacceptable.  Furthermore, except for the notice requirement described in the succeeding paragraph below, neither our governing documents nor applicable Nevada law place any restriction on the nomination of candidates for election to our Board of Directors directly by our stockholders.  Accordingly, our Directors are currently of the view that in light of (i) the fact that we are a “Controlled Company” under applicable NYSE Amex criteria and exempted from the NYSE Amex requirements for an independent nominating process, and (ii) the fact that neither our governing documents nor Nevada law place any limitation upon the direct nomination of director candidates by our stockholders, that the current system suitably addresses the needs of our company and our stockholders and that little if anything would be gained by adopting a formal policy with respect to such matters at this time.

Our Board of Directors will, as it has traditionally advised our stockholders in our proxy materials each year, consider nominations from our stockholders, provided written notice is delivered to our Secretary at our principal executive offices not less than 120 days prior to the first anniversary of the immediately preceding annual meeting of our stockholders at which directors are elected, or such earlier date as may be reasonable in the event that our annual stockholders meeting is moved forward.  Such written notice must set forth the name, age, address and principal occupation or employment of such nominee, the number of shares of our common stock beneficially owned by such nominee and such other information as is required by the proxy rules of the SEC with respect to a nominee of our Board of Directors.

Alternatively, under our governing documents and applicable Nevada Law, nominations may be made directly by stockholders from the floor of any meeting at which directors are to be elected.  See also, the material set forth below under the caption “Stockholder Proposals and Director Nominations.”

Our directors have not adopted any formal criteria with respect to the qualifications required to be a director or the particular skills that should be represented on our Board of Directors, other than the need to have at least one director and member of our Audit and Compensation Committee who qualifies as an “audit committee financial expert,” and has not historically retained any third party to identify or evaluate or to assist in identifying or evaluating potential nominees.

All of the current nominees were recommended to the Board by Mr. Cotter.  No other recommendations were received by us with respect to possible nominees to our Board of Directors.

We encourage, but do not require, our Board members to attend our Annual Meeting of Stockholders.  All of our incumbent directors attended last year’s annual meeting.

Executive Committee

We have a standing Executive Committee comprised of Messrs. Cotter, Laheney and Villaseñor that is authorized, to the fullest extent permitted by Nevada law, to take action on matters between meetings of the full Board of Directors.  In recent years, this Committee has not been used, and with the exception of matters delegated to the Audit and Conflicts Committee or the Compensation and Stock Options Committee, all matters requiring Board approval have been considered by the entire Board of Directors.

Audit and Conflicts Committee; Audit Committee Report

Our Board of Directors maintains a standing Audit and Conflicts Committee, which we refer to as the Audit Committee.  The Audit Committee operates under a Charter adopted by the Board of Directors, which is available on our website at www.readingrdi.com.  Our Board of Directors has determined that the Audit Committee is comprised entirely of independent directors, (as independence is defined in Section 121(A) of the listing standards of the NYSE Amex), and that Mr. Barr, the Chairman of our Audit Committee, is qualified as an Audit Committee Financial Expert.  With respect to our fiscal year ended December 31, 2008, our Audit and Conflicts Committee was comprised of Messrs. Barr, Kane and Laheney.

Set forth below is the Audit Committee Report.

The following is the report of the Audit Committee of our Board of Directors with respect to our audited financial statements for the fiscal year ended December 31, 2008.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Composition of Audit Committee

The Audit Committee of our Board of Directors is composed of the directors named below.  Each member of the Audit Committee meets the independence requirements under applicable SEC rules and NYSE Amex listing standards.

In addition, our Board of Directors has determined that Mr. Barr is an “audit committee financial expert” as defined by SEC rules.

The purpose of the Audit Committee is to assist the Board in its general oversight of our financial reporting, internal controls and audit functions.  The Audit Committee operates under a written Charter adopted by our Board of Directors.  The Charter is reviewed periodically and subject to change, as appropriate.  The Audit Committee Charter describes in greater detail the full responsibilities of the Committee.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management and Deloitte & Touche, LLP, our independent auditors.  Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte & Touche, LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee also has discussed with Deloitte & Touche, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.”  In addition, Deloitte & Touche, LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Deloitte & Touche, LLP their firm’s independence.

Based on their review of the consolidated financial statements and discussions with and representations from management and Deloitte & Touche, LLP referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2008, for filing with the SEC.

Respectfully submitted by the Audit Committee.

Eric Barr, Chairman Edward L. Kane Gerard P. Laheney

Compensation and Stock Options Committee

Our Board of Directors has a standing Compensation and Stock Options Committee, which we refer to as our Compensation Committee, comprised of two or more of our independent directors.  The current Compensation Committee members are Alfred Villaseñor, William D. Gould and Gerard P. Laheney.  Mr. Villaseñor serves as Chairman of the Compensation Committee.

The Compensation Committee evaluates and makes recommendations to the full Board of Directors regarding the compensation of our Chief Executive Officer, James J. Cotter, and that of any Cotter family members and generally oversees our executive compensation programs.  The Compensation Committee Report is shown below under the heading, “Compensation Committee Report.”

Vote Required; Recommendation of the Board

The eight nominees receiving the greatest number of votes cast at the Annual Meeting will be elected to the Board of Directors.  Mr. Cotter has advised us that he intends to vote his shares of Class B Stock in favor of each of our nominees.  Since Mr. Cotter owns a majority of the outstanding Class B Stock, if he votes his shares as he has advised, then the nominees will be elected whether or not they receive the votes of any other holders of our voting stock.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Management of Our Company

Executive Officers

The following table sets forth information regarding our executive officers other than Mr. Cotter, whose information is set forth in the Nominees for Election section of this Proxy Statement:

Name	Age	Title
Ellen M. Cotter	43	Chief Operating Officer – Domestic Cinemas
John Hunter	50	Chief Operating Officer
Jay Laifman	45	General Counsel and Chief Legal Officer
Brett Marsh	61	Vice President – Real Estate
Andrzej Matyczynski	56	Chief Financial Officer and Treasurer
Wayne Smith	51	Executive Director – Australia and New Zealand
Robert F. Smerling	74	President - Domestic Cinemas

Ellen Cotter joined us in March 1998 and is the Chief Operating Officer of our domestic cinema operations.  Ms. Cotter is also Chief Executive Officer of our subsidiary, Consolidated Entertainment, Inc., which owns cinemas in the United States.  Ms. Cotter is a graduate of Smith College and holds a Juris Doctorate from Georgetown Law School.  Prior to joining us, Ms. Cotter spent four years in private practice as a corporate attorney with the law firm of White & Case in Manhattan.  Ms. Cotter is the daughter of James J. Cotter and the sister of James J. Cotter, Jr. and Margaret Cotter, each of whom are directors of our company.

John Hunter joined our Company in February 2007 as our Chief Operating Officer.  He is also President of our Australia and New Zealand based subsidiaries.  Mr. Hunter has spent fifteen years in senior management positions in cinema operations and real estate development.  He has worked with Landmark Theatres, Loews Theatres, and Pacific Theatres.  Immediately prior to joining the Company, he was the Chief Operating Officer and Chief Financial Officer for Hollywood Theatres.  Mr. Hunter served on the board of directors for the National Association of Theatre Owners.  Prior to becoming involved in the cinema business, Mr. Hunter spent several years in senior management positions in the home video, magazine, and book publishing industries.

Jay Laifman has been our General Counsel and Chief Legal Officer since July 21, 2008.  Mr. Laifman was with Countrywide Financial Corporation from 1997 until just before joining our Company, serving most recently as Countrywide’s Deputy General Counsel, a position in which he oversaw and handled legal services for corporate real estate, human resources, intellectual property, corporate contracts, and charitable giving.

Brett Marsh has been with our Company since 1993 and is responsible for our real estate activities.  From 1989 to 1993, Mr. Marsh was the Senior Vice President of Burton Property Trust, Inc., the U.S. real estate subsidiary of the Burton Group PLC.  In this position, Mr. Marsh was responsible for the real estate portfolio of that company.

Andrzej Matyczynski was named Chief Financial Officer and Treasurer of our Company and Craig Corporation and the Chief Administrative Officer of Reading Entertainment, Inc. on November 18, 1999.  Mr. Matyczynski was named the Chief Financial Officer and Treasurer of Reading Entertainment, Inc. effective June 2, 2000.  Prior to joining us, Mr. Matyczynski held various positions over a twenty-

year period with Beckman Coulter in the U.S. and Europe.  Beckman Coulter is a leading provider of instrument systems and related products that automate laboratory processes.  He last served as Beckman Coulter’s Worldwide Director of Financial Reporting and Accounting, and as a director for certain Beckman Coulter subsidiaries.

Wayne Smith joined our Company in April 2004 after 23 years with Hoyts Cinemas, a company which internationally had 1,200 cinema screens.  He was a key driver, as Hoyts head of Property and Development, in growing the company’s Australia and New Zealand operations via an AUS$250 million expansion program to more than 50 sites and 400 screens.  His career also included heading up Hoyts’ car parking company, cinema operations, representing Hoyts on various Joint Venture interests plus coordinating many asset acquisitions and disposals the company made.

Robert F. Smerling was appointed President of Citadel Cinemas, Inc. effective September 1, 2000 following our acquisition of our City Cinemas circuit.  Mr. Smerling also served as the President and a director of Reading Entertainment, Inc.  Mr. Smerling has served as the senior executive officer responsible for our various domestic subsidiaries since 1994.  Prior to joining us, Mr. Smerling was the President of Loews Theater Management Corporation from May 1990 until November 1993.  Mr. Smerling also served as President and Chief Executive Officer of City Cinemas Corporation, a motion picture exhibitor located in New York City, from November 1993 to September 2000.

COMPENSATION DISCUSSION AND ANALYSIS

Role and Authority of the Compensation Committee

The Board of Directors of our company has established a standing Compensation and Stock Options Committee, which we refer to in this section as the “Compensation Committee” or the “Committee,” comprised of two or more of our non-employee directors.  As a “controlled company” within the meaning of the NYSE Amex Company Guide, we are exempt from the listing standards regarding the determination of executive compensation.  The Compensation Committee has no formal charter, and acts pursuant to the general authority delegated to the Committee by our Board of Directors at the time it established the Compensation Committee and any specific authority delegated by our Board from time to time.

Generally speaking, the Compensation Committee has advisory authority only with respect to the compensation of our named executive officers.  The final authority to make compensation decisions rests with our Board of Directors.

Throughout this proxy section, the individuals named in the Summary Compensation Table below are referred to as “named executive officers.”

Compensation Objectives and Policies

The principal objectives of our executive compensation program are to:

•	attract and retain talented executives;

•	reward executives appropriately for their individual efforts and job performance; and

•	afford executives appropriate incentives to achieve the short-term and long-term business objectives established by management and our Board of Directors.

Our general policies for achieving these objectives are that the total compensation paid to our named executive officers:

•	should be fair to us and to the named executive officers;

•	reasonable in nature and amount; and

•	competitive with market pay rates.

With certain exceptions, our company’s compensation policies are not related specifically to our company’s performance.  As described below, our company’s performance is just one of the factors considered by us and our Compensation Committee in awarding discretionary compensation.  These policies remained in place throughout 2008, and we expect to continue to follow them for the foreseeable future.

Role of Compensation Consultant

In 2004, our company retained Towers Perrin, executive compensation consultants, to perform an analysis of our Chief Executive Officer’s compensation among a peer group of companies.  In consultation with our management, including Mr. Cotter, our Chairman and Chief Executive Officer, Towers Perrin

identified a peer group of companies in the real estate investment trust and cinema exhibition industries, the two principal lines of business of our company.  Based upon Towers Perrin’s review, the Compensation Committee determined that Mr. Cotter’s total direct compensation, consisting of salary, bonus and annualized expected value of long-term incentive compensation, should fall within the 66th percentile among the peer group.  Based upon this determination, we entered into a two-year employment agreement with Mr. Cotter under which we agreed to employ him as Chairman of the Board and Chief Executive Officer for a base salary of $500,000, to award him an annual cash bonus of $250,000 if specific goals were achieved with respect to company projects in which Mr. Cotter was involved on a hands-on basis, and to award $250,000 of restricted shares of our Class A Stock annually as of the end of each year, so long as he was then still serving as Chief Executive Officer.  Mr. Cotter’s employment agreement expired on December 31, 2006, and we currently have no employment agreement with him.  As described below, however, the terms of his prior employment agreement continue to form the basis of Mr. Cotter’s compensation.

The Compensation Committee has periodically requested new assessments from Towers Perrin for the purpose of benchmarking Mr. Cotter’s compensation.  In August 2008, Towers Perrin assessed Mr. Cotter’s base salary, actual and target total cash bonus compensation, and actual and target total direct compensation.  Towers Perrin compared these with those of a peer group of companies selected in consultation with our management, including Mr. Cotter, based on market value, industry, and business description.  The following is a list of the peer companies used in this assessment:

Acadia Realty Trust	Marcus Corp (The)
Agree Realty Corp	Monmouth Real Estate Investment Corp
AMC Entertainment	Omega Healthcare Investors
Associated Estates Realty Corp	Orleans Homebuilders Inc.
Bluegreen Corp	Ramco-Gershenson Properties Trust
Bresler & Reiner Inc.	Regal Entertainment Group
Carmike Cinemas Inc.	Tarragon Corp
Imax Corp	Urstadt Biddle Properties Inc.
LTC Properties

The Compensation Committee considered Towers Perrin’s assessment in its decision to maintain Mr. Cotter’s annual base salary for 2008 at $500,000 and to set his potential cash bonus and his potential restricted stock bonus for 2008 at $500,000 each.

Role of Executive Officers in Compensation Decisions

The Compensation Committee recommends to our full Board of Directors for its determination all compensation decisions relating to Mr. Cotter and his family members who serve as officers or directors of our company.  Decisions regarding the compensation of our other named executive officers are made by Mr. Cotter, as our Chief Executive Officer, in consultation with our Compensation Committee.  Mr. Cotter proposes the compensation of directors, which is reviewed and approved, or modified, in the Board’s discretion.  Annual director fees are reviewed only infrequently, and are adjusted periodically based primarily on market considerations.  Somewhat more often, we review and adjust the fees we pay to directors for any special services provided by them.

The Compensation Committee and Mr. Cotter periodically review at least annually the performance of each named executive officer (other than Mr. Cotter, whose performance may be reviewed less frequently and only by the Compensation Committee).  Mr. Cotter personally assesses the performance of our named executive officers and their base salaries, bonuses and any stock-based compensation.  Mr. Cotter then presents to the Committee his conclusions and recommendations, including with respect to salary adjustments and annual discretionary cash bonuses and other awards.  The Compensation Committee may suggest modifications to some of Mr. Cotter’s proposals and has done so in recent years, including in 2008.

The Chief Executive Officer’s decisions regarding the compensation of our other named executive officers also are subject to the final oversight authority of our Board of Directors.

Mr. Cotter sometimes attends the Compensation Committee meetings, but did not do so in 2008.  Andrzej Matyczynski, our Chief Financial Officer, attended all of the Compensation Committee meetings in 2008.  The Compensation Committee occasionally meets in executive session without the presence or participation of any members of management, but did not do so in 2008.  Before recommending any changes to Mr. Cotter’s compensation or that of his family members who are named executive officers, the Compensation Committee discusses the proposed changes with Mr. Cotter.

Setting Executive Compensation

Mr. Matyczynski and John Hunter, our Chief Operating Officer, have written employment agreements with our company that provide for a specified annual base salary and other compensation to them.  Each of the other named executive officers other than Mr. Cotter receives a base annual salary that was originally established by negotiation between our company and the executive when he or she joined our company.  These base salaries may be adjusted periodically, based primarily upon the recommendations of the Compensation Committee, Mr. Cotter, and other senior management, and upon other factors, including market and competitive factors.

The Compensation Committee is not authorized generally to retain its own independent advisors to assist in carrying out its responsibilities.  From time to time, however, our company and the Compensation Committee have relied upon outside compensation consultants as discussed above.

We have no pre-established policy or target for allocating total executive compensation between base and discretionary or incentive compensation, or between cash and non-cash incentive compensation.  Historically and in 2008, a majority of total compensation to our named executive officers was in the form of annual base salaries and discretionary cash bonuses.

2008 Executive Compensation Components

For 2008, the principal components of compensation for our named executive officers were:

•	annual base salary;

•	discretionary annual cash bonuses; and

•	discretionary awards of restricted stock.

Base Salary

We provide our named executive officers with base salaries to compensate them for services rendered during the fiscal year in the ordinary course of performing their job responsibilities.  We determine base salaries for named executive officers primarily based on:

•	the negotiated terms of each executive’s employment agreement or original terms of employment;

•	the individual’s position and level of responsibility with our company;

•	periodic review of the executive’s compensation, both individually and relative to other named executive officers; and

•	a subjective evaluation of individual job performance of the executive.

Salary levels are typically considered periodically, as part of our performance review process, as well as upon any change in job responsibility.  Merit-based increases or other changes to salaries also are determined at that time, based on the Compensation Committee’s discussions with Mr. Cotter and Ellen Cotter in the case of their salaries, or based on Mr. Cotter’s own assessment in the case of our other named executive officers.

The Compensation Committee originally approved an annual base salary for Mr. Cotter of $500,000 for 2008, but determined to reduce Mr. Cotter’s salary to $400,000 in connection with the appointment of his son, James J. Cotter, Jr., as Vice Chairman of the Board and the determination to pay Mr. Cotter, Jr. an annual fee of $100,000 for his services as Vice Chairman.  For 2009, the Committee determined that the Company rather than Mr. Cotter, Sr. should assume responsibility for compensating Mr. Cotter, Jr. for his services as Vice Chairman.  Accordingly, the Committee approved a salary of $500,000 for Mr. Cotter, Sr. for 2009 and approved an annual Vice Chairman fee for Mr. Cotter, Jr. of $100,000.

Effective March 1, 2008, the Compensation Committee approved an increase in Ellen Cotter’s annual base salary of $50,000, or 22% over her salary in 2007.  The base salaries of the other named executive officers were unchanged in 2008 from 2007.

Discretionary Cash Bonuses

We supplement the base salaries of Mr. Cotter and our other named executive officers with periodic discretionary cash bonuses in recognition of individual performance and predicated on, among other things, the overall financial performance of our company.  These bonuses are made in recognition of individual contributions, and are determined based upon such factors as the level of the executive’s responsibilities, the efficiency and effectiveness with which he or she oversees the matters under his or her supervision, and the degree to which the officer has contributed to the accomplishment of major tasks that advance the company’s goals.  We assign no particular weighting to individual performance versus the achievement of the company’s objectives.  Due to the uncertainty of discretionary bonuses, we deem these bonuses as earned compensation once they are approved by management or, in the case of Mr. Cotter, by our Compensation Committee.

The Compensation Committee set Mr. Cotter’s maximum discretionary cash bonus for 2008 at $500,000 and established several cash bonus criteria, including (1) the opening of a new cinema in Dandenong, Australia, (2) securing a development plan for our property in Burwood, Australia, (3) appreciation in the subject price of our Class A Stock, (4) maintaining or improving theater cash flow in Australia from the 2007 level, (5) re-negotiation and relaxation of our trust preferred securities financing, and (6) maintaining cash flow of our Wellington, New Zealand property and cinema at the same level as in 2007.  The Committee determined that at least four of these criteria were met, and on that basis, determined to award Mr. Cotter the full bonus amount of $500,000 for 2008.  Our Compensation Committee is currently determining appropriate criteria for Mr. Cotter’s bonus for 2009.

Due to the global economic recession, the company has suspended discretionary cash bonuses for 2008 for our other named executive officers.  Except as provided in any employment agreement with our named executive officers, additional compensation in excess of base salary, whether in the form of cash bonuses or stock-based awards, is awarded entirely on a discretionary basis.

Stock-Based Awards

Historically, we have relied upon periodic awards of stock-based compensation to link the executives’ long-term compensation to appreciation in stockholder value over time.  Initial stock-based awards are made at the time of hire of named executive officers.  We may award restricted stock in lieu of stock options where appropriate, because of the relative advantages to the recipient of restricted stock as compared to stock options and the elimination of beneficial accounting treatment previously given to stock options.  We may also continue to grant stock options from time to time, although we did not grant any in 2008.

During 2008, we awarded Mr. Cotter $500,000 of Class A shares valued at $7.57 per share, which corresponded to the market price of our Class A shares at August 31, 2008.  These shares vested immediately, but Mr. Cotter has agreed not to sell any of the shares for five years from the date of issuance.

We granted Mr. Hunter $100,000 of restricted Class A shares on February 12, 2008 valued at $9.70 per share, based on the first anniversary of Mr. Hunter’s date of hire.  These shares are subject to vesting in two equal annual installments.  In August 2008, we also granted $80,000 of Class A shares valued at $9.45 per share as a bonus relating to our completion of the acquisition of cinemas in California and Hawaii.  The value of these shares is based on the market price on March 24, 2008, which was 30 days after the closing date of the transaction.

In August 2008, we granted Mr. Matyczynski $80,000 of Class A shares valued at $9.45 per share as a bonus relating to our completion of the acquisition of cinemas in California and Hawaii.  The value of these shares is based on the market price on March 24, 2008, which was 30 days after the closing date of the transaction.  At the same time, we granted Mr. Matyczynski $50,000 of Class A shares valued at $8.34 per share as a bonus for completing our trust preferred securities transaction.  The value of these shares is based on the market price on March 7, 2007, which was 30 days after the closing date of the transaction.

Ownership Guidelines

We have no requirement that each named executive officer maintain any specific ownership interest in our company.

Awards of stock-based compensation are determined based primarily on negotiations with our named executive officers at the time of their hire or thereafter, and vary among the named executive officers based on their positions within our company.  Newly hired executive officers who are to receive stock options or restricted stock are awarded such options or restricted stock at their hire date.

It is generally our policy to award stock options and restricted stock at the closing price of our common stock as reported on the NYSE Amex on the date the award is approved by our Compensation Committee or our Board of Directors, or on the date of hire, if the stock is granted as a recruitment incentive.  When stock is granted as bonus compensation for a particular transaction, we sometimes value the stock based on the market price on a date calculated from the closing date of the relevant transaction.  In some instances, we value restricted stock on another date that is set by our Compensation Committee or our Board of Directors.  In some circumstances, we may grant options to a named executive officer at an exercise price in excess of the closing price of our common stock on the award date.  We have never granted options with an exercise price that is less than the fair market value of our common stock on the award or hire date.

Most stock options that we grant are subject to vesting at a rate of 25% to 50% per year and have a ten-year option term.  Vesting and exercise rights generally cease upon termination of employment, except in the case of fully vested options, which may be exercised within 90 days of the termination date (or any such other period as may be prescribed by the Compensation Committee).  Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Restricted stock awarded by us generally is subject to forfeiture unless the recipient remains in our employ for a specified period of time, typically one to two years.  The holder of the restricted stock is entitled to all rights of a stockholder immediately upon issuance of the restricted stock and so long as the restricted stock has not been forfeited.

Other Policies

We have no program, practice or plan to grant stock-based compensation to our named executive officers, including new executive officers, in coordination with the release of material nonpublic information.  We also have not timed the release of material nonpublic information for the purpose of affecting the value of stock-based compensation to our named executive officers, and we have no plan to do so.

Except as described above with respect to Mr. Cotter, the Compensation Committee does not attempt to establish or measure executive compensation against any benchmarks.

We have not had occasion to restate our company’s historical financial statements, and we have not established any policy regarding the adjustment or recovery of compensation payments or awards if any performance measures upon which such payments or awards are based are subsequently restated or adjusted.

Generally speaking, we have not taken into consideration any amounts realized by our named executive officers from prior stock option or restricted stock awards in determining whether to grant new stock options or restricted stock or, in the cases of Mr. Cotter and Mr. Hunter, the establishment of their SERP and unfunded pension benefits.

Compensation of Chief Executive Officer

The Compensation Committee determined that Mr. Cotter’s total direct compensation, consisting of salary, bonus and annualized value of long-term incentive compensation, should fall within the 66th percentile of the selected peer group.  Towers Perrin’s assessment in 2008 showed the 66th percentile to consist of an annual base salary of $562,000, a bonus of $452,000, long-term incentives at $899,000, for a total direct compensation of $1,959,000.  The Committee approved total direct compensation for Mr. Cotter of $1,500,000 for 2008.

Effective September 1, 2007, our Board of Directors appointed James J. Cotter, Jr., Mr. Cotter’s son and a director of our company, as Vice Chairman of the Board of Directors for an additional fee of $100,000 per annum.  In conjunction with this appointment, Mr. Cotter offered to reduce his annual salary by $100,000, which was effective for the calendar year 2008.  In January 2009, the Compensation Committee approved an increase in Mr. Cotter’s salary by $100,000 to $500,000 annually, and maintained Mr. Cotter, Jr.’s annual director fee at $135,000.

The Compensation Committee sets the criteria for Mr. Cotter’s annual discretionary bonus in consultation with our Chief Financial Officer, Mr. Matyczynski.  The criteria are based on specific business objectives of our company for the ensuing year.  The Compensation Committee also assigns a target value to each of those criteria, which together add up to the maximum possible bonus amount, or more than the maximum possible bonus amount.  The specific bonus criteria for 2008 and the Compensation Committee’s determinations are described above under “Discretionary Cash Bonuses.”

During 2008, Mr. Cotter was granted $500,000 of restricted shares of our Class A Stock.  The shares were valued as of the closing price of our Class A Stock on August 31, 2008.  The details of this grant and its restrictions are described above under “Stock-Based Awards.”

Severance and Change-of-Control Arrangements

We have severance arrangements with several our named executive officers other than Mr. Cotter.  The main purpose of these agreements is to protect the company from business risks such as competition for the executives’ service, loss of confidentiality or trade secrets, and solicitation of our other employees, and to define our right to terminate the employment relationship.  The employment agreements also protect the executive from termination without “cause.”  Each arrangement was individually negotiated, so there are some variations in the terms among executive officers.  Generally speaking, however, the arrangements provide for termination and severance benefits that the Compensation Committee believes are consistent with industry practices for similarly situated executives.  The Compensation Committee believes that the termination and severance benefits help the company retain the named executive officers by providing them with a competitive employment arrangement and protection against unknowns such as termination without “cause” that go along with the position.  We currently have no agreements that provide for payments to our named executive officers upon a change in control.

Information regarding applicable severance payments under agreements for the named executive officers is provided under the heading “Payments Upon Termination or Change in Control,” below.

Retirement and Other Benefits

Reading International, Inc. 401(k) Plan.  We provide all of our employees, including Mr. Cotter and our other named executive officers a retirement savings plan qualified under Internal Revenue Code section 401(k).  To be eligible to participate, employees must have completed four months of employment, and must be over 21 years of age.  Employees choosing to participate can make contributions to their plan account on a pre-tax basis up to the maximum annual amount permitted by IRS rulings.  The Company usually matches employee contributions dollar-for-dollar up to 3% of employee wages, then 50 cents per dollar between 3% and 5% of employee wages.

Supplemental Executive Retirement Plan.  In March 2007, our Board of Directors approved a Supplemental Executive Retirement Plan (“SERP”) pursuant to which we agreed to provide Mr. Cotter supplemental retirement benefits to reward him for his more than 15 years of service to our company and its predecessors.  Under the SERP, following his separation from our company, Mr. Cotter will be entitled to receive from our company for the remainder of his life (with a guaranteed minimum of 180 monthly payments) a monthly payment of the greater of (i) 40% of his average monthly cash earnings over the highest consecutive 36-month period of earnings prior to Mr. Cotter’s separation from service with us or (ii) $25,000.  The beneficiaries under the SERP may be designated by Mr. Cotter or by his beneficiary following his or his beneficiary’s death.  The benefits under SERP were fully vested as of March 1, 2007.

The SERP currently is unfunded and, as such, the SERP benefits are unsecured, general obligations of our company.  We may choose in the future to establish one or more grantor trusts from which to pay the SERP benefits.  The SERP is administered by the Compensation Committee.

Other Retirement Plans.  Mr. Hunter has an unfunded pension benefit that vests as follows on the following anniversaries of the commencement of his employment, which was February 12, 2007:

Anniversary	Amount
Fourth	$400,000
Eighth	800,000
Tenth	1,000,000
Thirteenth	2,000,000

The greatest vested amount above is to be paid to Mr. Hunter in a lump sum on the date he ceases employment with the company.  We currently maintain no other retirement plan for our named executive officers or other employees.

Perquisites and Other Personal Benefits

We offer a number of other benefits to the named executive officers pursuant to benefits programs that provide for broad-based employee participation.  The named executive officers are eligible to participate on the same basis as other U.S. employees in these benefits programs, which include:

•	medical, dental and vision insurance;

•	long-term and short-term disability insurance;

•	life and accidental death and dismemberment insurance;

•	health and dependent care flexible spending accounts; and

•	certain other benefits.

In addition, we provide Mr. Cotter with perquisites and other personal benefits, including a company car and personal use of a condominium owned by the company.  Our other named executive officers also receive allowances for automobiles.  We periodically review the levels of perquisites and other personal benefits provided to our named executive officers.  Any perquisites and other personal benefits to Mr. Cotter not shared by our other named executive officers are reviewed and approved by our Audit and Conflicts Committee as related-person transactions.

The aggregate incremental cost to the company of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2008 are included in the column “All Other Compensation” of the “Summary Compensation Table,” below.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Subject to an exception for “performance-based compensation,” Section 162(m) of the Internal Revenue Code generally prohibits corporations from deducting for federal income tax purposes annual compensation paid to any senior executive officer to the extent that such annual compensation exceeds $1 million.  The Compensation Committee and our Board of Directors consider the limits on deductibility under Section 162(m) in establishing executive compensation, but retain the discretion to authorize the payment of compensation that exceeds the limit on deductibility under this Section.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements.  While the final regulations have not become effective yet, we believe we are operating in good-faith compliance with the statutory provisions, which were effective January 1, 2005.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of Statement of Accounting Standards No. 123(R).  Our decisions to award restricted stock to Messrs. Cotter, Hunter, and Matyczynski were based in part upon the change in accounting treatment for stock options.  Accounting treatment otherwise has had no significant effect on our compensation decisions.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 401(b) of Regulation S-K and, based on such review and discussions, has recommended to our board of directors that the foregoing “Compensation Discussion and Analysis” be included in this Proxy Statement.

Alfred Villaseñor, Chairman
William D. Gould
Gerard P. Laheney

SUMMARY COMPENSATION TABLE

The following table presents summary information concerning all compensation payable to our named executive officers for services rendered in all capacities during the past three completed fiscal years:

	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation	Total ($)
James J. Cotter (1)	2008	$400,000	$400,000	$800,000	$265,000	$ 122,000	$35,000	$2,022,000
Chairman of the Board and	2007	500,000	1,610,000	250,000	176,000	2,458,000	35,000	5,029,000
Chief Executive Officer	2006	500,000	230,000	125,000	--	--	34,000	889,000

Andrzej Matyczynski (2)(3)	2008	264,000	77,000	--	--	--	21,000	362,000
Chief Financial Officer	2007	264,000	62,000	--	--	--	21,000	347,000
and Treasurer	2006	240,000	12,000	--	--	--	21,000	273,000

John Hunter (2)(3)	2008	350,000	90,000	--	--	--	9,000	449,000
Chief Operating Officer	2007	312,000	--	--	--	--	--	312,000
	2006	--	--	--	--	--	--	--

Robert F. Smerling (2)	2008	350,000	30,000	--	116,000	--	18,000	514,000
President – Domestic	2007	350,000	--	--	77,000	--	18,000	445,000
Cinema Operations	2006	350,000	--	--	--	--	18,000	368,000

Ellen M. Cotter (2)	2008	267,000	50,000	--	132,000	--	23,000	472,000
Chief Operating Officer –	2007	225,000	30,000	--	88,000	--	23,000	366,000
Domestic Cinemas	2006	200,000	30,000	--	--	--	23,000	253,000

(1)
We own a condominium in a high-rise building located in West Hollywood, California, which is used as an executive office.  Included in other compensation are the employer’s match of our 401(k) plan and the value to Mr. Cotter of his personal use of the condominium and a company automobile.

(2)	Other compensation is comprised of the employer’s match of our 401(k) plan and car allowances to the executives.

(3)
In August 2008, we granted Mr. Hunter and Mr. Matyczynski the option to receive either $40,000 of cash or $80,000 of Class A shares valued at $9.45 per share bonus compensation relating to our completion of the acquisition of cinemas in California and Hawaii.  The value of these shares is based on the market price on March 24, 2008, which was 30 days after the closing date of the transaction.  Additionally, we granted Mr. Matyczynski the option to receive either $25,000 of cash or $50,000 of Class A shares valued at $8.34 per share as a bonus for completing our trust preferred securities transaction.  The value of these shares is based on the market price on March 7, 2007, which was 30 days after the closing date of the transaction.  In each case, they chose to receive the Class A shares in lieu of the cash.  As such, these cash awards are included in their 2008 cash bonus amounts.

GRANTS OF PLAN-BASED AWARDS

The following table contains information concerning the stock grants made to each named executive officer for the year ended December 31, 2008:

Name	Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant Date	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
James J. Cotter	12/31/2007	17,518	17,518	17,518	--	--	--	$135,000
	5/9/2007	--	--	--	--	100,000	$10.24	528,900
	12/31/2008	--	--	--	66,050	--	--	500,000
Andrzej Matyczynski	8/21/2008	--	--	--	8,466	--	--	80,000
	8/21/2008	--	--	--	5,995	--	--	50,000
John Hunter	2/12/2007	5,794	5,794	5,794	--	--	--	50,000
	2/12/2008	10,309	10,309	10,309	--	--	--	100,000
	8/21/2008	--	--	--	8,466	--	--	80,000
Robert F. Smerling	5/9/2007	--	--	--	--	43,750	$10.24	231,394
Ellen M. Cotter	5/9/2007	--	--	--	--	50,000	$10.24	264,450

OUTSTANDING EQUITY AWARDS

The following table contains information concerning the outstanding option and stock awards of each named executive officer as of December 31, 2008:

	Option Awards				Stock Awards
	Number of Shares Underlying Unexercised Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units that Have Not Vested ($)
James J. Cotter	50,000	50,000	$10.24	5/9/2017	17,518	$133,000
Andrzej Matyczynski	35,100	--	$5.13	11/18/2009	--	--
	30,000	--	$2.76	4/13/2010	--	--
	35,000	--	$3.80	7/2/2012	--	--
John Hunter	--	--	--	--	5,794	$44,000
	--	--	--	--	10,309	$78,000
Robert F. Smerling	21,875	21,875	$10.24	5/9/2017	--	--
Ellen M. Cotter	25,000	25,000	$10.24	5/9/2017	--	--

OPTION EXERCISES AND STOCK VESTED

The following table contains information concerning the option awards that were exercised and stock awards that vested during the year ended December 31, 2008 to each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)

James J. Cotter (1)	--	$--	98,701	$747,000
Andrzej Matyczynski	--	$--	14,461	$130,000
John Hunter	--	$--	14,259	$130,000
Robert F. Smerling	--	$--	--	$--
Ellen M. Cotter	--	$--	--	$--

(1)
As part of Mr. James J. Cotter’s compensation, he was granted a $350,000 restricted stock award for 2007 based on the market price on December 31, 2007 and $250,000 restricted stock awards for 2006 and 2005 based on the market price on December 31, 2006 and 2005, respectively.  Each annual award of restricted stock is to vest in two annual installments of 50% each on the first and second anniversaries of the award date and will be subject to forfeiture by Mr. Cotter unless he remains employed as Chief Executive Officer of the Company through such dates.  These shares represent the vesting of the 50% portion of the 2006 and 2005 awards that vested on December 31, 2007.

PENSION BENEFITS

The following table contains information concerning pension plans for each of the named executive officers for the year ended December 31, 2008:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
James J. Cotter	SERP	2	$2,580,000	$--
John Hunter	COO Pension Plan	2	$192,000	$--
Andrzej Matyczynski	--	--	$--	$--
Robert F. Smerling	--	--	$--	$--
Ellen M. Cotter	--	--	$--	$--

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into the following termination arrangements with only the following named executive officers:

Andrzej Matyczynski.  Pursuant to his employment agreement, Mr. Matyczynski is entitled to a severance payment equal to six months’ salary in the event his employment is involuntarily terminated.

John Hunter.  Under the terms of his employment, Mr. Hunter is entitled to a severance payment equal to his annual base salary if the company terminates his employment for any reason before February 12, 2011.  If the company terminates his employment for any reason on February 12, 2011 or later, Mr. Hunter is entitled to a severance payment of 50% of his annual base salary.

None of our employment agreements with our named executive officers have provisions relating to change in control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of our Compensation Committee are Alfred Villaseñor, Chairman, William D. Gould, and Gerard P. Laheney.  There are no “interlocks,” as defined by the SEC, with respect to any member of our Compensation Committee.

CERTAIN TRANSACTIONS AND RELATED PARTY TRANSACTIONS

The members of our Conflicts Committee are Eric Barr, Chairman, Edward L. Kane, and Gerard P. Laheney.  Management presents all potential related party transactions to the Conflicts Committee for review.  Our Conflicts Committee reviews whether a given related party transaction is beneficial to our Company, and approves or bars the transaction after a thorough analysis.  Only Committee members disinterested in the transaction in question participate in the determination of whether the transaction may proceed.

Sutton Hill Capital

In 2001, we entered into a transaction with Sutton Hill Capital, LLC (“SHC”) regarding the leasing with an option to purchase of certain cinemas located in Manhattan.  In connection with that transaction, we also agreed to lend certain amounts to SHC, to provide liquidity in its investment, pending our determination whether or not to exercise our option to purchase and to manage the 86th Street Cinema on a fee basis.  SHC is a limited liability company owned in equal shares by James J. Cotter and Michael Forman and of which Mr. Cotter is the managing member.  During 2008 and 2007, we paid rent to SHC in the amount of $487,000 and $491,000, respectively, and we owed SHC $5.0 million (due December 31, 2010) with respect to the borrowing used principally to finance the acquisition of our interest in the limited liability company currently developing the Sutton Cinema site and $9.0 million on the Purchase Money Promissory Note (due December 31, 2010), for an aggregate liability of $14.0 million.  These two notes had annual interest rates at December 31, 2008 and 2007 of 10.34% and 8.25%, respectively.

In 2005, we acquired from a third party the fee interest and from SHC its interest in the ground lease estate underlying the Cinemas 1, 2 & 3 in Manhattan.  In connection with that transaction, we agreed to grant to SHC an option to acquire a 25% interest in the special purpose entity formed to acquire these interests at cost.  On June 28, 2007, SHC exercised this option, paying the option exercise price through the application of their $3.0 million deposit plus the assumption of its proportionate share of SHP’s liabilities giving it a 25% non-managing membership interest in SHP.

OBI Management Agreement

Pursuant to a Theater Management Agreement (the “Management Agreement”), our live theater operations are managed by OBI LLC (“OBI Management”), which is wholly owned by Ms. Margaret Cotter who is the daughter of James J. Cotter and a member of our Board of Directors.

The Management Agreement generally provides that we will pay OBI Management a combination of fixed and incentive fees, which historically have equated to approximately 20% of the net cash flow received by us from our live theaters in New York.  Since the fixed fees are applicable only during such periods as the New York theaters are booked, OBI Management receives no compensation with respect to a theater at any time when it is not generating revenues for us.  This arrangement provides an incentive to OBI Management to keep the theaters booked with the best available shows, and mitigates the negative cash flow that would result from having an empty theater.  In addition, OBI Management manages our Royal George live theater complex in Chicago on a fee basis based on theater cash flow.

In 2008, OBI Management earned $428,000, which was 23.8% of net cash flows for the year.  In 2007, OBI Management earned $377,000, which was 19.9% of net cash flows for the year.  In 2006, OBI Management earned $471,000, which was 23.6% of net cash flows for the year.  In each year, we reimbursed travel related expenses for OBI Management personnel with respect to travel between New York City and Chicago in connection with the management of the Royal George complex.

OBI Management conducts its operations from our office facilities on a rent-free basis, and we share the cost of one administrative employee of OBI Management.  Other than these expenses and travel-related expenses for OBI Management personnel to travel to Chicago as referred to above, OBI Management is responsible for all of its costs and expenses related to the performance of its management functions.  The Management Agreement renews automatically each year unless either party gives at least six months’ prior notice of its determination to allow the Management Agreement to expire.  In addition, we may terminate the Management Agreement at any time for cause.

Live Theater Play Investment

From time to time, our officers and directors may invest in plays that lease our live theaters.  During 2004, an affiliate of Mr. James J. Cotter and Michael Forman have a 25% investment in the play, I Love You, You’re Perfect, Now Change, playing in one of our auditoriums at our Royal George Theatre.  We similarly had a 25% investment in the play.  The play has earned for us $2,000, $27,000, $25,000 during the years ended December 31, 2008, 2007 and 2006, respectively.  This investment received board approval from our Conflicts Committee on August 12, 2002.

The play STOMP has been playing in our Orpheum Theatre since prior to the time we acquired the theater in 2001.  Messrs. James J. Cotter and Michael Forman own an approximately 5% interest in that play, an interest that they have held since prior to our acquisition of the theater.

Certain Family Relationships

Mr. Cotter, our controlling stockholder, has advised the Board of Directors that he considers his holdings in our company to be long-term investments to be passed onto his heirs.  The Directors believe that it is in the best interests of our company and our stockholders, for his heirs to become experienced in our operations and affairs.  Accordingly, all of Mr. Cotter’s children are currently involved with our company.

Certain Miscellaneous Transactions

We have loaned Mr. Smerling $70,000 pursuant to a demand loan.  This loan antedates the effective date of the Sarbanes-Oxley prohibition on loans to directors and officers.

INDEPENDENT PUBLIC ACCOUNTANTS

Our independent public accountants, Deloitte & Touche, LLP, have audited our financial statements for the fiscal year ended December 31, 2008, and are expected to have a representative present at the Annual Meeting who will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Audit Fees

The aggregate fees for professional services rendered by Deloitte & Touche, LLP for the audit of our financial statements, audit of internal controls related to the Sarbanes-Oxley Act, and the reviews of the financial statements included in our Forms 10-Q for 2008 were approximately $1.1 million and $896,000 for the years ending December 31, 2008 and 2007, respectively.

Audit Related Fees

The aggregate fees in each of 2008 and 2007 for assurance and related services provided by Deloitte & Touche, LLP that are reasonably related to the performance of the audit or review of our financial statements and that are not reported above under the caption “Audit Fees” immediately above were approximately $20,000 and $9,000, respectively.

Tax Fees

The aggregate fees in each of 2008 and 2007 for products and services for tax compliance, tax advice, and tax planning provided by Deloitte & Touche, LLP were $145,000 and $189,000, respectively.

All Other Fees

The aggregate fees for 2008 and 2007 for services provided by Deloitte & Touche, LLP other than as set forth above were $30,000 and $87,000, respectively.  This category generally includes advice on accounting matters that arose during the fiscal year.

Pre-Approval Policies and Procedures

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be pre-approved by our Audit Committee.  Our Audit Committee pre-approved all services, audit and non-audit, provided or to be provided to us by Deloitte & Touche, LLP for 2009 and 2008.

STOCKHOLDER COMMUNICATION

Annual Report

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 is being provided with this Proxy Statement.

Stockholder Communications with Directors

It is the policy of our Board of Directors that any communications sent to the attention of any one or more of our directors care of our executive offices will be promptly forwarded to such directors.  Such communications will not be opened or reviewed by any of our officers or employees, or by any other director, unless they are requested to do so by the addressee of any such communication.  Likewise, the content of any telephone messages left for any one or more of our directors (including call-back number, if any) will be promptly forwarded to that director.

Stockholder Proposals and Director Nominations

Any stockholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in our Proxy Statement for our 2010 Annual Meeting of Stockholders, must deliver such proposal in writing to the Secretary of the Company at the address of our company's principal executive offices at 500 Citadel Drive, Suite 300, Commerce, California 90040.  Unless we change the date of our annual meeting by more than 30 days, then such written proposal must be delivered to us no later than December 31, 2009 to be considered timely.  If our 2010 Annual Meeting is not within 30 days of the anniversary of our 2009 Annual Meeting, to be considered timely, stockholder proposals must be received no later than ten days after the earlier of (a) the date on which notice of the 2010 Annual Meeting is mailed, or (b) the date on which the Company publicly discloses the date of the 2010 Annual Meeting, including disclosure in an SEC filing or through a press release.  If we do not receive timely notice of a stockholder proposal, the proxies that we hold may confer discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in our Proxy Statement for that meeting.

Our Board of Directors will consider written nominations for directors from stockholders.  Nominations for the election of directors made by our stockholders must be made by written notice delivered to our Secretary at our principal executive offices not less than 120 days prior to the first anniversary of the immediately preceding annual meeting of our stockholders at which directors are elected.  Such written notice must set forth the name, age, address and principal occupation or employment of such nominee, the number of shares of our company’s Common Stock beneficially owned by such nominee and such other information as is required by the proxy rules of the SEC with respect to a nominee of the Board of Directors.

Under our governing documents and applicable Nevada law, our stockholders may also directly nominate candidate from the floor at any meeting of our stockholders held at which directors are to be elected.

Other Matters

We do not know of any other matters to be presented for consideration other than the election of directors, but if any matters are properly presented, it is the intention of the persons named in the accompany proxy to vote on such matters in accordance with their judgment.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

As permitted by the Securities Exchange Act of 1934, only one copy of the proxy materials are being delivered to our stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies of the proxy materials.

We will promptly deliver without charge, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed.  Requests for additional copies should be directed to our Corporate Secretary by telephone at (213) 235-2240 or by mail to Corporate Secretary, Reading International, Inc., 500 Citadel Drive, Suite 300, Commerce, California 90040.

Stockholders residing at the same address and currently receiving only one copy of the proxy materials may contact the Corporate Secretary as described above to request multiple copies of the proxy materials in the future.

By Order of the Board of Directors,
James J. Cotter, Chairman
Dated:  April 30, 2009

READING INTERNATIONAL, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 14, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James J. Cotter and Andrzej Matyczynski, and each of them, the attorneys, agents, and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Stockholders of Reading International, Inc. to be held at the Hotel Bel-Air at 701 Stone Canyon Road, Los Angeles, California, on Thursday, May 14, 2009 at 11:00 a.m., and at and with respect to any and all adjournments or postponements thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

The undersigned hereby ratifies and confirms all that the attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the meeting.  The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS.  THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED.  IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS.

PLEASE SIGN AND DATE ON REVERSE SIDE

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 14, 2009.
Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com/RDI
•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A.	Election of Directors – The Board of Directors recommends a vote FOR all the nominees listed.
1.	Nominees:

	For	Withhold		For	Withhold		For	Withhold
01 - James J. Cotter	☐	☐	02 - Eric Barr	☐	☐	03 - James J. Cotter, Jr.	☐	☐
04 - Margaret Cotter	☐	☐	05 - William D. Gould	☐	☐	06 - Edward L. Kane	☐	☐
07 - Gerard P. Laheney	☐	☐	08 - Alfred Villaseñor	☐	☐

2.
OTHER BUSINESS.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at and with respect to any and all adjournments or postponements thereof.  The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the meeting

B.	Non-Voting Items
Change of Address – Please print new address below.	Meeting Attendance
	Mark the box to the right if you plan to attend the Annual Meeting.	☐

C.	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below
Please date this proxy card and sign above exactly as your name appears on this card.  Joint owners should each sign personally.  Corporate proxies should be signed by an authorized officer.  Executors, administrators, trustees, etc., should give their full titles.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.